Exhibit 1

To the Holders of
Credit-Enhanced CorTS Trust for AON Capital A, Certificates
CUSIP: 22532R101

 U.S. Bank Trust National Association, as Trustee for the Credit-Enhanced CorTS Trust for AON Capital A, Certificates CUSIP: 22532R101, hereby gives notice with respect to the Distribution occurring on January 2, 2001 (the "Distribution Date") as follows:

1. The amount of the distribution payable to the Certificateholders on the Distribution Date allocable to principal and premium, if any, and interest expressed as a dollar amount per 1,000 $25 units thereof securities, is as set forth below:

          Principal         Interest           Total Distribution
           $0.00           91.166666           91.166666

2. The amount of aggregate interest due and not paid as of the Distribution Date is .00

3. No fees have been paid to the Trustee or any other party from the proceeds of the Term Assets.

4. $30,000,000 aggregate principal amount of Credit - Enhanced CorTS Trust for AON Capital A 8.205% capital securities due January 1, 2027 (the "Term Assets") are held for the above trust. The Term Assets are currently rated a3 and A- by Moody's Investors Service, Inc. and Standard and Poor's Ratings Group respectively.

5. The Aggregate Certificate Principal Balance of the Certificates at the close of business on the Distribution Date is $30,000,000.

                      U.S. Bank Trust National Association

                                     EX1-1
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